David Fisher Joins InnerWorkings Board of Directors

CHICAGO -- November 17, 2011 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading provider of global print management and promotional solutions, today announced that David Fisher, President of optionsXpress, was named to the Company’s Board of Directors, effective immediately.

“David has a great track record of creating shareholder value and we are thrilled to have him join our board,” said Eric D. Belcher, InnerWorkings’ Chief Executive Officer. “David’s technology background combined with his experience effectively leading a growth company met our criteria for a new board member perfectly.”

“I look forward to collaborating with the Board and management team to help InnerWorkings take the Company to the next level,” said Fisher.

Mr. Fisher, 42, is responsible for the optionsXpress online brokerage, which was acquired by The Charles Schwab Corporation in September 2011. Prior to the acquisition, Fisher served as Chief Executive Officer and a member of the optionsXpress Board of Directors. Before joining optionsXpress in 2004, Fisher served as CFO at Potbelly Sandwich Works and previously at Prism Financial Corporation.

He received his bachelor’s degree in Finance from the University of Illinois at Champaign and his Juris Doctor degree from Northwestern University School of Law.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of global print management and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,000 individuals, and maintains 44 global offices. Among the many industries InnerWorkings’ services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

CONTACT:
Patti Doyle
(312) 642-3700
pdoyle@inwk.com